EXHIBIT 23.5

DeGOLYER and MacNAUGHTON
4925 Greenville Avenue, Suite 400
One Energy Square
Dallas, Texas  75206

September 24, 2003

Magnum Hunter Resources, Inc.
600 East Las Colinas Boulevard
Suite 1100
Irving, Texas   75039

Gentlemen:

        In connection with the Registration Statement on Form S-3, of Magnum Hunter Resources, Inc. (the “Company”) to be filed with the Securities and Exchange Commission on or about September 26, 2003, we hereby consent to the references to our firm in said Registration Statement found under the headings “Experts” in the “Basic Prospectus” and under the headings “Experts” in the “Sales Agreement Prospectus.” We further consent to the references to our firm and estimates of reserves and revenues that were taken from our “Appraisal Report as of December 31, 2002 on Certain Properties owned by Magnum Hunter Production, Inc. SEC Case,” “Appraisal Report as of December 31, 2001 on Certain Properties owned by Magnum Hunter Production, Inc. SEC Case,” and “Appraisal Report as of December 31, 2000 on Reserves owned by Magnum Hunter Resources, Inc. in Certain Properties Offshore Louisiana,” (our Reports) in the section “Oil and Gas Reserves” of the Company's Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference in the Registration Statement. However, since the oil, condensate, natural gas liquids, and natural gas reserves and revenue estimates, as of December 31, 2002, December 31, 2001, and December 31, 2000, set forth in our Reports have been combined with reserves and revenue estimates of other petroleum consultants, we are necessarily unable to verify the accuracy of the reserves and revenue values contained in the aforementioned Annual Report.

Very truly yours,
/s/ DeGoyler and MacNaughton DeGOLYER and MacNAUGHTON